ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated February 28, 2007, is by and among Eddins-Walcher Company, a Texas corporation (“Buyer”), Reamax Oil Company, Inc., an Arizona corporation (“Reamax”), Wayne Transportation, Inc., an Arizona corporation (“WTI”), Harry Wayne Monasmith, Jr., an individual (“Wayne Monasmith”), and Relynn G. Monasmith, an individual (“Relynn Monasmith”). Reamax, WTI, Wayne Monasmith and Relynn Monasmith may be collectively referred to herein as the “Sellers.” Reamax, WTI, Wayne Monasmith, Relynn Monasmith and Buyer may be collectively referred to herein as the “Parties”).

RECITALS

A. Sellers are engaged in the fuel and lubricant distribution business (the “Business”).

B. Each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, substantially all of the assets and properties each Seller uses in operating the Business, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1  Purchase and Sale of Assets.

(a)  Purchased Assets. At the Closing (as hereinafter defined), Buyer shall purchase from each Seller, and each Seller shall transfer and deliver to Buyer, all of each Seller’s right, title and interest in and to: (i) the Owned Real Property (as defined in Section 3.17) and assumed leaseholds and subleaseholds on premises, all improvements, fixtures and fittings thereon and easements, rights-of-way and other appurtenances thereto; (ii) substantially all of each Seller’s assets relating to or used in the Business, including the tangible personal property set forth on Exhibit A hereto (which shall be agreed to among the Parties and attached hereto at the Closing (as defined in Section 1.3)), but excluding the Excluded Assets (as defined in Section 1.1(b)); (iii) the Intellectual Property (as defined in Section 3.13), licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions; (iv) any contracts, agreements, arrangements, commitments, instruments, documents or similar understandings (whether written or oral), including leases, subleases and rights thereunder (“Contracts”) of or benefiting each Seller which are specifically identified on Schedule 1.1 hereto and all rights and benefits under or arising out of such Contracts (“Assumed Contracts”); (v) accounts receivable that are, in Buyer’s determination, good and collectible; (vi) fuel and lubricant inventory at card lock and bulk plant sites, excluding any inventory that is, in Buyer’s determination, slow-moving, obsolete, damaged or defective (“Inventory”); (vii) claims, deposits, prepayments, refunds, causes of action, choses in action and rights of recovery, set off and recoupment; (viii) permits, licenses, certificates, waivers, notices and similar authorizations (“Permits”) obtained or applied for by or on behalf of each Seller from, pursuant to or in connection with any Governmental Body, Law or Order (as those terms are defined in Section 3.3); (ix) copies of all books, records, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports and other written materials related to the assets described in subsections (i)-(viii) above; and (x) goodwill, if any, associated with the Business and the Purchased Assets (all of the foregoing, collectively, the “Purchased Assets”).

(b)  Excluded Assets. The Purchased Assets will exclude the following (collectively, the “Excluded Assets”), which shall remain Seller’s property immediately following the Closing: (i) the corporate charter, qualifications to conduct business as a foreign corporation, and the minute books, stock transfer books and similar documents or records relating to the organization, maintenance and existence of Seller as a corporation; (ii) any of Seller’s rights under this Agreement, each Contract or writing executed or delivered in connection with this Agreement and each amendment or supplement to any of the foregoing (including this Agreement, the “Transaction Documents”); and (iii) the assets set forth on Exhibit B hereto.

1.2  Liabilities.

(a)  Liabilities Which Are Not Assumed. Buyer shall not assume or have any responsibility with respect to, any liabilities or obligations of each Seller other than as specifically set forth herein, including, without limitation, any liabilities or obligations: (i) for taxes of any kind whatsoever; (ii) for costs and expenses incurred in connection with negotiating the Transaction Documents and performing the transactions contemplated thereby (the “Transactions”); (iii) under any Transaction Document; and (vi) obligations or liabilities under the Assumed Contracts arising or accruing prior to the Closing Date.

(b)  Assumed Contracts. Buyer shall assume Each Seller’s obligations under the Assumed Contracts which arise from and after the Closing Date.

1.3  Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place at the offices of the Buyer in Midland, Texas, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Purchased Assets (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and each Seller may mutually determine (the “Closing Date”).

1.4  Purchase Price Matters.

(a)  Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) is:

(i)
One Hundred Thousand Dollars ($100,000) (the “Escrowed Amount”) to be escrowed at Chicago Title & Trust Company (the “Escrow Agent”) within three (3) business days of the execution of this Agreement, provided that this Escrowed Amount shall be credited toward the amount due under Section 1.4(a)(ii) at Closing;

(ii)	Four Million Five Hundred Thousand Dollars ($4,500,000) minus the Escrowed Amount and the Extension Amount (if any) (the “Cash Consideration”), to be paid in cash on the Closing Date;

(iii)	A 3-year promissory note in the aggregate principle amount of $1,500,000 bearing interest at a rate of 10% annually, in the form attached hereto as Exhibit C (the “Note”);

(iv)	384,616 shares of the Common Stock of United Fuel & Energy Corporation (the “Common Stock”), to be delivered on the Closing Date;

(v)	$80,000 in cash for completed construction of a new metal warehouse (“Warehouse Consideration”), to be paid in cash on the Closing Date;

(vi)
the value of Inventory calculated as follows: the lower of (x) actual cost of the Inventory, and (y) the current laid-in prices for the Inventory, payable as follows: (a) seventy-five percent (75%) to be paid no later than 3 days after the Closing Date, and (b) the remaining twenty-five percent (25%), which is subject to adjustment for obsolete and slow-moving inventory, to be paid on the 120th day following the Closing Date; and

(vii)
(a) seventy-five percent (75%) of the book value of each Seller’s accounts receivable relating to the Business that are less than ninety (90) days from the applicable invoice date and, in Buyer’s determination, good and collectible (the “First A/R Payment”), such amount to be paid no later than three (3) days after the Closing Date, and (b) the amount of any payments actually received by Buyer within one hundred twenty (120) days after the Closing Date with respect to such accounts receivable in excess of the First A/R Payment (the “Second A/R Payment”), such amount to be paid on the 120th day following the Closing Date.

(b) Payoff. Any amounts due from any Seller to any third-party lender with respect to the Purchased Assets shall be paid-off at Closing out of the Purchase Price.

1.5  Deliveries. On the date of Closing (the “Closing Date”),

(a)  Seller Requirements. Each Seller will deliver or cause to be delivered to Buyer:

(i)	a bill of sale duly executed by each Seller and in form and substance reasonably satisfactory to Buyer;

(ii)
Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin evidences title, together with properly completed assignments of such vehicles or other equipment to Buyer, duly executed by each Seller;

(iii)	a general warranty deed with respect to the Owned Real Property (as defined in Section 3.17), duly executed by each Seller and in a form and substance satisfactory to Buyer;

(iv)
one or more assignments, in recordable form, with respect to each of the leases of real estate described in Section 3.17 or Schedule 1.1, each duly executed by each Seller and in a form and substance satisfactory to Buyer;

(v)
such other bills of sale, certificates of title or origin and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the assignment and delivery of the Purchased Assets to Buyer;

(vi)
an assignment and assumption agreement with respect to the Assumed Contracts duly executed by each Seller and any necessary third parties and in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”);

(vii)	The Title Policies contemplated by Section 4.8;

(viii)	The Surveys contemplated by Section 4.9;

(ix)	A Non-Foreign Affidavit; and

(x)	The Employment Agreement with Wayne Monasmith attached hereto as Exhibit D (the “Employment Agreement”), duly executed by Wayne Monasmith.

(b)  Buyer Party Requirements. The Buyer will deliver or cause to be delivered to each Seller:

(i)	The Cash Consideration, the Warehouse Consideration and the Common Stock;

(ii)	the Assignment and Assumption Agreement duly executed by Buyer;

(iii)	the Note, duly executed by Buyer; and

(iv)	the Employment Agreement duly executed by Buyer.

ARTICLE 2
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this ARTICLE 2 are correct and complete on the Execution Date, and will be correct and complete as of the Closing Date (as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise).

2.1  Organization of Buyer. Buyer (a) is an entity duly organized, validly existing and in good standing under the Laws of the State of Texas, (b) is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, and (c) is not in breach or violation of, or default under, any provision of its organizational documents. Buyer has the requisite entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or (to Buyer’s Knowledge) threatened action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) for the dissolution, liquidation, insolvency or rehabilitation of Buyer. The term “Knowledge” as used in this Agreement, means the actual knowledge reasonably expected of a person as of the date hereof and the Closing Date based upon regular diligence of a reasonable person in such a position in the normal course of the person’s business. With respect to particular areas of interest, “Knowledge” will include the knowledge (as defined in the preceding sentence) of a Party’s officers and directors.

2.2  Authority of Buyer; Enforceability. Buyer has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize its execution and delivery of each Transaction Document to which Buyer is a party, the performance of its obligations thereunder and its consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity (an “Enforceability Exception”).

2.3  No Violation. The execution and the delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer will not, and Buyer has no knowledge of any pending action that would, (a) with or without notice or lapse of time, constitute or create a breach or violation of, or default under, any Law, Order, Contract or Permit to which Buyer is a party or by which it is bound or any provision of Buyer’s organizational documents as in effect on the Closing Date, (b) require any consent, approval, notification, waiver or other similar action (a “Consent”) under any Contract or organizational document to which Buyer is a party or by which it is bound or (c) require any Permit under any Law or Order, other than (i) required filings, if any, with the Securities and Exchange Commission and (ii) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER

Each Seller represents and warrants to Buyer, that the statements contained in this ARTICLE 3 are correct and complete on the Execution Date, and will be correct and complete as of the Closing Date (as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise).

3.1  Entity Status. Each of Reamax and WTI (a) is duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization, (b) is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, (c) has the requisite entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted, (d) is not in breach or violation of, or default under, any provision of its organizational documents and (e) there is no pending or (to any Seller’s Knowledge) threatened Action for its dissolution, liquidation, insolvency or rehabilitation. Buyer has been given correct and complete copies of each Seller’s organizational documents, as amended to date. All of the ownership interests in Reamax and WTI are owned by Wayne Monasmith and Relynn Monasmith.

3.2  Power and Authority; Enforceability. Each of Reamax and WTI has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each Seller has taken all action necessary to authorize the execution and delivery by each Seller of each Transaction Document to which it is a party, the performance of its obligations thereunder, and the consummation by each Seller of the Transactions. Each Transaction Document to which any Seller is a party has been duly authorized, executed and delivered by each Seller and is enforceable against each Seller in accordance with its terms, subject to an Enforceability Exception.

3.3  No Violation. The execution and the delivery by each Seller of this Agreement and the other Transaction Documents to which any Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, the consummation of the Transactions by each Seller will not, and each Seller has no knowledge of any pending action that would, (a) with or without notice or lapse of time, constitute or create a breach or violation of, or default under, any (i) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (ii) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (iii) Contract or Permit to which, in the case of (i), (ii) or (iii), any Seller is a party or by which it is bound or to which any Purchased Asset or the Business is subject, or (iv) organizational document of any Seller as in effect on the Closing Date, (b) result in the imposition of any lien, claim or encumbrance (an “Encumbrance”) upon any Purchased Asset, (c) require any Permit or Consent under any Law, Order, Contract or organizational document to which any Seller is a party or by which any Seller is bound or to which any Purchased Asset or the Business is subject or (d) in any other way materially and adversely impair any Purchased Asset or the Business.

3.4  Financial Statements. Set forth as Exhibit E hereto are the following financial statements (the “Financial Statements”): (a) for Reamax- unaudited compiled balance sheets and statements of income, as of and for the fiscal years ended December 31, 2003, 2004, 2005 and 2006; and (b) for WTI-- unaudited compiled balance sheets and statements of income as of and for the fiscal year ended December 31, 2006. Except for footnote disclosures (which have not been prepared), the Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly each Seller’s financial condition as of such dates and each Seller’s results of operations for such periods and are correct, complete and consistent with each Seller’s books and records.. No Seller is now insolvent, nor will be rendered insolvent by any of the Transactions. A person is “insolvent” for purposes of this Section when the sum of its liabilities and obligations is greater than a fair valuation of all of its property.

3.5  Subsequent Events. Since December 31, 2006, each Seller has operated in the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) (“Ordinary Course of Business”), and, from December 31, 2006 to the Closing Date, there have been no events, series of events, or the lack of occurrence thereof that, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Purchased Assets.

3.6  No Undisclosed Liabilities. No Seller has any undisclosed liability or obligation and there is no basis for any present or future Action or Order against or related to the Purchased Assets. No Seller has any liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which Buyer could become directly or indirectly responsible.

3.7  Legal Compliance. Each Seller has complied with all Laws and Orders, and no Action is pending or, to any Seller’s Knowledge, threatened against any of them alleging any failure to so comply.

3.8  Availability, Title to and Condition of Purchased Assets.

(a)  At the Closing, each Seller will have (and subject to Buyer’s own actions after the Closing, Buyer will have) good, marketable and indefeasible title to, or a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of any Encumbrances, and

(b)  All tangible assets included as part of the Purchased Assets, whether owned or leased, have been maintained in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

3.9  Contracts. Each Assumed Contract is set forth on Schedule 1.1 hereto. Each Seller has delivered to Buyer a correct and complete copy of each Assumed Contract (as amended to date). Each such Assumed Contract is enforceable and will continue to be enforceable on identical terms following the consummation of the Transactions. No Seller nor, to any Seller’s Knowledge, any of the counter-parties to any such Assumed Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Assumed Contract’s provisions. To each Seller’s Knowledge, no party to such Assumed Contract has repudiated any provision of the Assumed Contract.

3.10  Litigation. No litigation has been filed by or against any Seller. To each Seller’s Knowledge, no Seller is threatened to be made a party to or the subject of any Action, and no Seller has Knowledge of any basis for such litigation. No Order or Action questions the enforceability of a Transaction Document or the Transactions, or could result in any material adverse effect on the Business or Purchased Assets, and no Seller has Knowledge of any basis for any such Action.

3.11  Environmental, Health and Safety Matters. (a) Each Seller is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with owning, using, maintaining or operating its business, operations or assets; (b) each location at which each Seller operates, or has operated, the Business or the Purchased Assets is in compliance in all material respects with all Environmental, Health and Safety Requirements; and (c) except for the premises underlying the Lease, there are no pending or, to any Seller’s Knowledge, threatened allegations by any person that any of Sellers’ properties or assets are not, or that the Business has not been, conducted in compliance with all Environmental, Health and Safety Requirements. As used in this Agreement, “Environmental, Health and Safety Requirements” means all Laws, Orders, Permits, Contracts and programs concerning or relating to public health and safety, worker/occupational health and safety and pollution or protection of the environment, including those relating in any way to noises, radiation or chemicals, toxic or hazardous materials, substances or wastes, each as amended and as now in effect, as applicable to the Business or the Purchased Assets.

3.12  Employee Benefits. With respect to any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by any Seller or any person deemed to be affiliated or aggregated with any Seller under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the “Code”) or Section 4001(a)(14) of ERISA, (a) no unsatisfied withdrawal liability or obligation, within the meaning of Section 4201 of ERISA, has been incurred, (b) no unsatisfied liability or obligation to the Pension Benefit Guaranty Corporation has been incurred by any Seller or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been or will be timely made. With respect to any kind of employee benefit plan, in all material respects, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

3.13  Intellectual Property. Each Seller owns, or possesses adequate rights to use, all Intellectual Property used in the Business. No Permit is required for the assignment of all interests in the Intellectual Property used in the Business to Buyer as part of the Transactions. Each Seller’s use of the Intellectual Property in the Business does not, and Buyer’s use of such Intellectual Property after Closing will not, infringe upon any rights any other person owns or holds. As used in this Agreement, “Intellectual Property” means any rights, licenses, charges, Encumbrances, equities and other claims that any person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable, (d) computer software or middleware and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints.

3.14  Taxes. No Seller is subject to any liability or obligation for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not (“Taxes”), including Taxes relating to prior periods. Each Seller has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. No Seller has received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, or pending or threatened against, any Purchased Asset. No Seller is subject to any Tax allocation or sharing Contract. No Seller (i) has been a member of an “affiliated group” filing a consolidated federal income Tax return or (ii) has any liability or obligation for the Taxes of any other person under the Code or any regulations promulgated thereunder, as a transferee or successor, by Contract, or otherwise.

3.15  Inventory. Each Seller’s inventory consists of raw materials and supplies, manufactured and processed parts, goods-in-process and finished goods, all of which are saleable in the ordinary course of the Business and none of which is slow-moving, obsolete, damaged or defective. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three (3) years. The quantities of any kind of inventory are reasonable in the current circumstances of the Business. No Seller holds any items of inventory on consignment from other persons, and no other person holds any items of inventory on consignment from any Seller.

3.16  Receivables. All of each Seller’s receivables, including all Contracts in transit, manufacturer’s warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable (“Receivables”) are enforceable, represent bona fide transactions, arose in the ordinary course of business and are properly reflected on each Seller’s books and records. All of the Receivables are good and collectible receivables, are current and will be collected in accordance with past practice and collection experience and the terms of such Receivables (and in any event within six (6) months following the Closing Date) without any set off or counterclaims. No customer or supplier of any Seller is entitled to any payment terms other than terms in each Seller’s ordinary course of business.

3.17  Real Property. Reamax has good, marketable and indefeasible title to its owned real property located at 4850 North Hayfield Draw, Camp Verde, Arizona 86322-8206 (the “Owned Real Property”).  All buildings, plants and structures owned or used by Reamax and which are used in or relate to the Business lie wholly within the boundaries of the Owned Real Property do not encroach upon any other person’s property.

3.18  Accuracy of Information Furnished. No representation, statement or information contained in this Agreement, any of the Transaction Documents or any Contract or other document made available or furnished to Buyer or its representatives by any Seller contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. All projections and estimates that have been provided to Buyer were, at the time of creation, reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

3.19  Review of Buyer.

(a)  Knowledge and Experience. Each Seller has such knowledge and experience in financial and business matters that it are capable of evaluating the merits and risks of Seller’s investment in the Common Stock contemplated hereby, and that each Seller is able to bear the economic risk of such investment indefinitely.

(b)  Buyer Party Access. Each Seller has (i) had the opportunity to meet with representative officers and other representatives of Buyer to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents and other information that it deems necessary or advisable to evaluate the Common Stock and the transactions hereunder.

(c)  Independent Examination. Each Seller has made its own independent examination, investigation, analysis and evaluation of the Common Stock, including its own estimate of the value of the Common Stock.

(d)  Due Diligence. Each Seller has undertaken such due diligence (including a review of Buyer’s assets, properties, liabilities, books, records, and Contracts) as it deems adequate, including that described above

3.20  Accredited Investor. Each Seller (a) understands that the Common Stock has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Common Stock solely for such Seller’s own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Common Stock, and (f) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

ARTICLE 4
COVENANTS

4.1  General. If any time after the Closing any further action is necessary or desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents, obtaining any Permits and Consents and providing any reasonably requested information) as any other Party may reasonably request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 6).

4.2  Full Access; Unqualified Audit. Each Seller will permit representatives of Buyer (including financing providers and advisors) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Seller, to all premises, properties, personnel, books, records, Assumed Contracts, and documents pertaining to each Seller and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 4.2 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions. Each Seller will cooperate with the Buyer and its lawyers, accountants and other representatives in connection with such due diligence investigation. Buyer, its lawyers, accountants and other representatives shall have full access to the Seller’s books, records, facilities, accountants and key employees for the purpose of conducting such investigation. Each Seller acknowledges and agrees that it will coordinate and cause to be completed an unqualified audit in accordance with GAAP to be performed with respect to Reamax and WTI using auditors acceptable to Buyer; provided that the cost of such audit will be borne exclusively by Buyer. Each Seller specifically acknowledges and agrees that: (i) it will provide a satisfactory representation letter to the auditors auditing the Business; (ii) that such unqualified audit must be provided in accordance with GAAP for the period required by the Securities Exchange Act of 1934 (up to three years); and (iii) that such audit must be publicly disclosed by Buyer.

4.3  Confidentiality. Each Seller will, and will cause each of its respective Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to (a) treat and hold as confidential, and not use or disclose, all of the information concerning the Business, the Purchased Assets, the negotiation or existence and terms of this Agreement and the business affairs of Buyer (“Confidential Information”), except for (i) disclosures to the person’s professional advisors, the actions for which the disclosing person will be responsible and (ii) disclosures required for such person to perform obligations it may have under this Agreement, and (b) deliver promptly to Buyer or destroy, at Buyer’s request and option, all tangible embodiments (and all copies) of the Confidential Information which are in such person’s possession. If any person subject to these confidentiality provisions is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, each Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 4.3. Notwithstanding any contrary provision of this Agreement, any Party (and its respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

4.4  Restrictive Covenants. To assure that Buyer will realize the benefits of the Transactions, each Seller agrees that it will not, and will ensure that each of its Affiliates does not:

(a)  Restricted Activities. From the Closing Date until five (5) years after the Closing Date (the “Non-Compete Termination Date”), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent or independent contractor of, or lender to, any person or business, engage in activities similar to or competitive with the Business anywhere within a five-hundred (500) mile radius of any of Sellers’ facilities; provided, however, that the passive ownership of less than one percent (1%) of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this Section 4.4(a).

(b)  Customer Non-Solicitation. From the Closing Date until the Non-Compete Termination Date, directly or indirectly (i) solicit any customers of Buyer or any of its Affiliates for the benefit of any business in competition with the business of Buyer or any of its Affiliates or (ii) request, advise or induce any person who is a customer, employee, contractor, vendor or lessor of Buyer or any of its Affiliates to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such person has with Buyer or its Affiliate.

(c)  Employee Non-Solicitation. From the Closing Date until the Non-Compete Termination Date, directly or indirectly, for itself or on behalf of another, solicit for employment or engagement as an independent contractor, or for any other similar purpose, any person who was in the six-month period preceding the solicitation, or is at the time of the solicitation, an employee or independent contractor of Buyer or any of Buyer’s Affiliates. Notwithstanding the foregoing, no Seller will be deemed to have breached its obligations under this Section if such personnel independently responded to a general solicitation for employment by such Seller.

Each Seller acknowledges that the restrictions in this Section 4.4 are reasonable in scope and duration and are necessary to protect Buyer after the Closing. Each Seller acknowledges that any Seller’s breach of this Section 4.4 will cause irreparable damage to Buyer, and upon breach of any provision of this Section 4.4, Buyer will be entitled to injunctive relief, specific performance or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies Buyer may have. Whenever possible each provision and term of this Section 4.4 will be interpreted in a manner to be effective and valid, but if any provision or term of this Section 4.4 is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 4.4. If any of the covenants set forth in this Section 4.4 are held by a court of competent jurisdiction to contain limitations as to time, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer, the court shall reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of Buyer and enforce the covenants as reformed.

4.5  Change in Corporate Name; Use of Names; Inquiry Referrals. Each Seller will take all such action as may be required to change each Seller’s name, as promptly as practicable after the Closing, to one that is (i) distinctly different in sound and appearance from “Reamax Oil Company, Inc.” or “Wayne Transportation, LLC” and (ii) reasonably acceptable to Buyer. After the Closing, no Seller will or will permit any of its Affiliates to (a) take any action to interfere with Buyer’s exclusive use of the name “Reamax Oil Company, Inc.” or “Wayne Transportation, LLC” in connection with the conduct and operation of the Business or (b) use the name “Reamax Oil Company, Inc.” or “Wayne Transportation, LLC” in connection with the conduct of a business that competes or may in the future compete with the Business. After the Closing, each Seller will, and will cause its Affiliates to, refer to Buyer all customer, supplier and other inquiries relating to the Business or the Purchased Assets.

4.6  Privilege Rights. The Parties agree that, after the Closing, Buyer will be exclusively entitled to assert or waive rights with respect to any privileges to information that any Party may assert under Law relating to the Business, the Purchased Assets or the Assumed Contracts, including in any Action related to the foregoing or any other Action in which Buyer or its assets are a party. Privileged information includes privileges arising under or relating to the attorney-client relationship, the accountant-client privilege and privileges relating to internal evaluative processes.

4.7  Actions Prior to Closing. The Parties agree as follows with respect to the period between the Execution Date and the earlier of the Closing and the Termination Date:

(a)  General. Each Party will use its best efforts to take all action and do all things necessary, proper or advisable to satisfy (but not waive) all conditions to Closing and consummate the purchase and sale of the Purchased Assets upon the terms set forth in this Agreement. Each Seller will use its commercially reasonable efforts to preserve and to keep intact the Business, the Purchased Assets, the services of the present employees of each Seller (including its officers) and the goodwill of the customers, suppliers, creditors and others having business relations with each Seller. Each Seller will permit Buyer and its representatives full access at all reasonable times to the premises, properties, personnel, books, records, Contracts and documents pertaining to the Business and the Purchased Assets. Each Party will give the other Parties notice of any development occurring or existing after the Execution Date that causes or reasonably could be expected to cause a breach of any of the representations or warranties of such Party in this Agreement.

(b)  Operation of the Business. With respect to each Seller, the Business or the Purchased Assets, no Seller will directly or indirectly permit or cause to occur (or agree to permit or cause to occur) any of the following: (i) a sale, lease or other disposition of assets outside any Seller’s ordinary course of business; (ii) creation of any Contract or Encumbrance outside any Seller’s ordinary course of business or any Contract with any director, officer or Affiliate of any Seller; (iii) an expenditure outside any Seller’s ordinary course of business; (iv) a capital investment in, or loan to, or an acquisition of the securities or assets of, any other person; (v) an issuance of any debt or creation, assumption or guarantee of any liability, outside any Seller’s ordinary course of business; (vi) a change in the manner in which accounts payable or other liabilities are paid or in which Receivables are collected; (vii) a change in the employment terms for, or in the compensation of, any employee, director, officer or Affiliate of any Seller, except as required pursuant to a written Contract existing on the Execution Date; (viii) an amendment, modification or termination of any Contract to which any Seller is a party or to which the Business or any of the Purchased Assets are subject; or (ix) any other occurrence, event, incident, action, failure to act or transaction outside any Seller’s ordinary course of business.

4.8  Taxes. Any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax, or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by each Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

Rental payments, assessments and current taxes shall be prorated to the Closing Date. If ad valorem taxes for the year in which the Closing occurs are not available at Closing, proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between each Seller and Buyer, if necessary, when actual tax figures become available. Any special assessments prior to the Closing Date for improvements previously made to benefit any property related to the transactions contemplated in this Agreement shall be paid by Sellers. All of the preceding provisions of this paragraph shall survive the Closing and shall not merge therein.

Each Seller expressly assumes any and all ad valorem taxes attributable to periods of time prior to the Closing arising from any “rollbacks” that may be imposed at or subsequent to Closing. The provisions of this paragraph shall survive the Closing and shall not merge therein.

4.9  Title Insurance. With respect to each parcel of Owned Real Property, each Seller will obtain and deliver the following title insurance commitments and policies for the benefit of Buyer as provided below:

(a)  Title Policy. Prior to closing, each Seller will obtain and deliver to Buyer commitments (the “Title Commitments”) issued by a title insurance company or companies acceptable to Buyer (the “Title Company”), accompanied by one copy of all recorded documents relating to or affecting such properties as set forth on schedule B of the Title Commitments, for the issuance of an Owners Policy of Title Insurance on a standard form (the “Title Policy”), covering the Owned Real Property. The Title Policy will be in an amount not to exceed the fair market value of the Owned Real Property, and each such Title Policy will show fee simple title in the Buyer on the Closing Date, subject only (i) to current real estate Taxes not yet due and payable as of the Closing, (ii) the standard printed exceptions included in the standard form of owners title insurance policy, and (iii) such other covenants, conditions, easements, restrictions, encumbrances and exceptions to title as Buyer may approve in writing (collectively, the “Permitted Exceptions”). The Title Commitments and the Title Policy the Title Company issues will contain such endorsements as Buyer may reasonably request. At the Closing, each Seller will deliver such affidavits or other instruments as the Title Company may reasonably require to delete all matters appearing on schedule C to the Title Commitments and to provide any special endorsements required hereunder. Each Seller will pay for and cause the Title Company to deliver a customary title policy. The cost of any title endorsements or requirements of Buyer beyond the customary title policy shall be borne by Buyer.

(b)  Unpermitted Exceptions and Survey Defects. If (i) any Title Commitment discloses a title exception other than a Permitted Exception (an “Unpermitted Exception”) or (ii) any survey (as defined herein) discloses any encroachment, overlap, or gap or any other matter which renders title to any of the properties for which title insurance is to be obtained unmarketable or reflects that any utility service to the improvements or access thereto does not lie wholly within the applicable parcel of real property, or within an encumbered easement for the benefit of such parcel of real property, or reflects any other matter adversely affecting the use or improvements of such parcel of real property (a “Survey Defect”), then each Seller, prior to the closing, may, but shall not be required, to have the Unpermitted Exception removed from such Title Commitment and Title Policy or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to Buyer. However, if each Seller is unable or willing to have the Unpermitted Exception removed or the Survey Defect corrected, each Seller will not be in default, but the Buyer may terminate this Agreement, in which event neither Party will have any further duties or obligations under this Agreement.

4.10  Surveys. With respect to the Owned Real Property, each Seller, at its sole cost and expense, will deliver to Buyer a survey of the Owned Real Property, dated within six (6) months of the Closing Date (the “Survey”). If Buyer desires to have any further surveys of the Owned Real Property, Buyer will obtain such surveys at Buyer’s sole cost and expense, and a copy of said surveys shall be provided to each Seller.

4.11  Common Stock Share Certificates. Each stock certificate delivered by Buyer to Seller will be imprinted with legends substantially in the following form:

“The shares this certificate represents have not been registered under the Securities Act. Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective Registration Statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.”

4.12  Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets at the Closing and will be set forth on Exhibit F hereto.

4.13  Covenants of Buyer in Event of a Termination. In the event this Agreement is terminated at any time prior to Closing, the Buyer hereby agrees as follows:

(a)  Buyer, and will cause each of its respective Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to (a) treat and hold as confidential, and not use or disclose, all of the information concerning the Business, the negotiation or existence and terms of this Agreement and the business affairs of Sellers (“Sellers’ Confidential Information”), except for (i) disclosures to the person’s professional advisors, the actions for which the disclosing person will be responsible and (ii) disclosures required for such person to perform obligations it may have under this Agreement, and (b) deliver promptly to Sellers or destroy, at Sellers’ request and option, all tangible embodiments (and all copies) of the Sellers’ Confidential Information which are in such person’s possession. If any person subject to these confidentiality provisions is ever requested or required (by oral question or request for information or documents in any Action) to disclose any of Sellers’ Confidential Information, Buyer will notify Sellers promptly of the request or requirement so that Sellers may seek an appropriate protective Order or waive compliance with this Section 4.13(a); and

(b)  (i)Customer Non-Solicitation. From the termination date of this Agreement and for a twelve (12) month period thereafter, Buyer shall not, directly or indirectly (i) solicit any customers of Sellers or any of its Affiliates for the benefit of any business in competition with the business of Sellers or any of its Affiliates or (ii) request, advise or induce any person who is a customer, employee, contractor, vendor or lessor of Sellers or any of its Affiliates to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such person has with Sellers or its Affiliate.

(ii)  Employee Non-Solicitation. From the termination date of this Agreement and for an eighteen (18) month period thereafter, Buyer shall not, directly or indirectly, for itself or on behalf of another, solicit for employment or engagement as an independent contractor, or for any other similar purpose, any person who was in the six-month period preceding the solicitation, or is at the time of the solicitation, an employee or independent contractor of Seller or any of Seller’s Affiliates. Notwithstanding the foregoing, Buyer will be deemed not to have breached its obligations under this Section if such personnel independently responded to a general solicitation for employment by Buyer.

ARTICLE 5
CONDITIONS TO CLOSING

5.1  Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions is subject to the satisfaction of each of the following conditions: (i) each representation and warranty by each Seller must have been accurate and complete in all material respects on the Execution Date and must be accurate and complete on the Closing Date as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise; (ii) each Seller must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such covenants were accurate and complete); (iii) since the Execution Date, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Purchased Assets; (iv) there must not be issued and in effect any Order restraining or prohibiting the Transactions or any pending or threatened Action by or before any Governmental Body or arbitrator which seeks to restrain, prohibit, invalidate or collect Damages arising out of the Transactions, or which, in Buyer’s reasonable judgment, makes it inadvisable to proceed with the Transactions; (v) each Seller and Buyer must have received all Permits and Consents necessary or advisable to consummate the Transactions; (vi) each Seller and Buyer must have received releases of all Encumbrances on the Purchased Assets; (vii) Buyer’s complete satisfaction with such due diligence investigation, including approvals by Buyer’s bank group and Buyer’s Board of Directors; (viii) general warranty deeds for any real property purchased subject to any exceptions permitted by Buyer; (ix) as-built surveys sufficient to allow the title company (Chicago Title of San Antonio, Texas) to give customary survey deletions in any title policies; and (x) owner’s title policies covering any real properties.

5.2  Conditions Precedent to Each Seller’s Obligations. Each Seller’s obligation to consummate the transactions contemplated to occur at Closing is subject to the satisfaction of each of the following conditions: (i) each representation and warranty by Buyer must have been accurate and complete in all material respects on the Execution Date (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) and must be accurate and complete on the Closing Date (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) as though made then, with the Closing Date substituted for the Execution Date unless the context requires otherwise; (ii) Buyer must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such covenants were accurate and complete); (iii) there must not be issued and in effect any Order restraining or prohibiting the Transactions; and (iv) there must not be issued and in effect any Order restraining or prohibiting the Transactions or any pending or threatened Action by or before any Governmental Body or arbitrator which seeks to restrain, prohibit, invalidate or collect Damages arising out of the Transactions, or which, in each Seller’s reasonable judgment, makes it inadvisable to proceed with the Transactions.

ARTICLE 6
INDEMNIFICATION

6.1  Survival of Representations, Warranties and Covenants. Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for twelve (12) months thereafter, except that the representations and warranties set forth in Section 3.14 will survive the Closing and continue in full force and effect until the applicable statute of limitations expires. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any person in connection with the Transactions will be deemed waived by any action or inaction of that person (including consummation of the Transactions, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

6.2  Indemnification Provisions for Buyer’s Benefit. Each Seller will jointly and severally indemnify and hold Buyer and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty any Seller has made in this Agreement; (b) any breach, violation or default by any Seller of any obligation of any Seller in this Agreement; and (c) the operation and ownership of, or conditions first occurring with respect to, the Business or the Purchased Assets prior to 11:59 p.m. on the Closing Date. “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action. Buyer will have the option of setting off all or any part of any Damages Buyer suffers by notifying Seller that Buyer is reducing the amounts owed to Seller for the Accounts Receivable/Inventory Amount by the amount of such Damages. Buyer’s exercise, if in good faith, of its set-off rights will not constitute a breach under this Agreement. In the event that Seller provides written objection to such set-off within ten (10) days of receiving the notice of set-off, then Buyer agrees to put such set-off amount into escrow until a judicial determination is made in regard to the Damages or until the parties otherwise come to agreement on the set-off amount.

6.3  Indemnification Provisions for Each Seller’s Benefit. Buyer will indemnify and hold each Seller, and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty Buyer has made in this Agreement; (b) any breach, violation or default by Buyer of any obligation of Buyer in this Agreement; (c) the operation and ownership of, or conditions first occurring with respect to, the Business or the Purchased Assets after 11:59 p.m. on the Closing Date; and (c) except as contemplated by Section 6.2, any breach by Buyer of the Assumed Contracts after the Closing Date.

6.4  Indemnification Claim Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be withheld unreasonably). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Indemnification Claim and thereafter promptly assume such defense, then the Indemnitor will be bound by any judicial determination made with respect to such Indemnification Claim or any compromise or settlement of such Indemnification Claim effected by the Indemnified Party.

ARTICLE 7
TERMINATION

7.1  Termination of Agreement.

(a)  The Parties may terminate this Agreement as to all Parties by mutual written consent of all Parties at any time prior to Closing. Either Buyer or any Seller may terminate all provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice to all the Parties if the Closing has not occurred by April 2, 2007 (the “Termination Date”); provided, however, that the Party delivering such notice must not have caused such failure to close. In the event this Agreement is terminated pursuant to this Section 7.1(a), Buyer shall, within five days of the Termination Date, cause the Escrowed Amount to be paid to the Sellers. Notwithstanding anything contained in this Section 7.1(a) to the contrary, Buyer may extend the Termination Date for up to thirty (30) days by giving Sellers written notice thereof and by depositing an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) into the escrow account (the “Extension Amount”). The Extension Amount, if any, shall be credited against the amount to be paid to Sellers pursuant to Section 1.4(a)(ii) at Closing.

(b)  Buyer may terminate all provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice to Seller any time prior to Closing if any Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement. In the event Buyer terminates this Agreement pursuant to this Section 7.1(b), Sellers shall cause the Escrow Agent to refund the Escrowed Amount and the Extension Amount (if any) to Buyer within five (5) days of the date of such termination.

(c)  Buyer may terminate all the provisions of this Agreement as to all Parties, except for this Section 7.1 and ARTICLE 8, by giving written notice to Seller on or before the Termination Date if Buyer is not reasonably satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Business and the Purchased Assets. In the event Buyer terminates this Agreement pursuant to this Section 7.1(c), within five days of the date of such termination, Buyer shall cause the Escrow Agent to pay the Escrowed Amount to the Sellers, and Seller shall cause the Escrow Agent to refund the Extension Amount (if any) to Buyer.

(d)  Each Seller may terminate all provisions of this Agreement as to all Parties, except for this Section and ARTICLE 8, by giving written notice to Buyer any time prior to Closing if Buyer has breached in any material respect any representation, warrant or covenant contained in this Agreement. In the event a Seller terminates this Agreement pursuant to this Section 7.1(d), Buyer shall cause the Escrow Agent to pay the Escrowed Amount and the Extension Amount (if any) to the Sellers within five days of the date of such termination.

Any termination of this Agreement under this Section 7.1 (except as permitted in the first sentence of Section 7.1(a)) will not extinguish or impair the rights of a non-breaching Party to pursue all legal remedies available to it, and no election of remedies will be deemed to have been made.

ARTICLE 8
MISCELLANEOUS

8.1  Entire Agreement. This Agreement, together with the other Transaction Documents and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in ARTICLE 6, there are no third party beneficiaries having rights under or with respect to this Agreement.

8.2  Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which consent will not be unreasonably withheld provided that the assigning Party remains liable for all duties and obligations owing under this Agreement. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

8.3  Joint and Several Obligations. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Seller pursuant to this Agreement will be deemed to be made by and attributable to each Seller, jointly and severally, and Buyer will have the right to pursue remedies against any one or more Sellers without any obligation to give notice to or to pursue all Sellers, or to give notice to or pursue any individual Seller, before pursuing any other Seller.

8.4  Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery or (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

8.5  Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in Midland, Texas having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies.

8.6  Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.7  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

8.8  Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and each Seller. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

8.9  Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

8.10  Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.11  Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

8.12  Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The word “person” includes individuals, entities and Governmental Bodies. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Time is of the essence in the performance of this Agreement.

8.13  Publicity. Except as required by law, no Seller nor any of their respective Representatives or Affiliates shall issue any press release or make any public statement regarding this Agreement and the Transactions contemplated hereby, without prior written approval of the Buyer; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any party hereto is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance. Buyer may, without the consent of any Seller, issue or make an appropriate press release or public announcement after the Closing.

8.14  Sales and Roll-back Taxes. Each Seller shall be solely responsible for payment of any sales and/or roll-back taxes in connection with the purchase of the Purchased Assets or otherwise in connection with the consummation of the transactions pursuant to this Agreement.

8.15  Brokers. The Buyer has not retained or used, or will retain or use, the services of any broker or finder which would result in the imposition of a fee upon the Buyer. Should the transactions contemplated by this letter be consummated and fees due to Brokers by the Seller will be paid by the Seller.

8.16  No Shop. Each Seller and its principal owners will not, nor will they permit any of such Seller’s officers, directors, employees, financial advisers, brokers, stockholders or any person acting on behalf of such Seller or its principal owners, to consider, solicit or negotiate, or cause to be considered, solicited or, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the direct or indirect purchase or acquisition of any Seller’s assets, stock or business for the purposes described in this Agreement for a period of six months commencing on the date hereof.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

BUYER: EDDINS-WALCHER COMPANY

By:
Name:
Title:
Address:	405 N. Marienfeld, 3rd Floor
Midland, Texas 79701

SELLERS: REAMAX OIL COMPANY, INC.

By:
Name:
Title:
Address:	4850 Hayfield Draw
Camp Verde, AZ 86322

WAYNE TRANSPORTATION, INC.

By:
Name:
Title:
Address:	4850 Hayfield Draw
Camp Verde, AZ 86322

[Signature Page to Asset Purchase Agreement Continued]

Harry Wayne Monasmith
Address: 4850 Hayfield Draw
Camp Verde, AZ 86322

Relynn G. Monasmith Address: 4850 Hayfield Draw
Camp Verde, AZ 86322